Nucor Reports Results For First Quarter Of 2012

CHARLOTTE, N.C., April 19, 2012 /PRNewswire/ -- Nucor Corporation (NYSE: NUE) announced today consolidated net earnings of $145.1 million, or $0.46 per diluted share, for the first quarter of 2012. By comparison, Nucor reported net earnings of $159.8 million, or $0.50 per diluted share, for the first quarter of 2011 and net earnings of $137.1 million, or $0.43 per diluted share, in the fourth quarter of 2011. Diluted earnings per share of $0.46 for the first quarter are greater than our guidance range of $0.30 to $0.35 per share due primarily to actual March shipments to outside customers in the steel mills segment exceeding the expectations included in our earnings guidance.

Nucor incurred a charge to value inventories using the last-in, first-out (LIFO) method of accounting of $14.5 million ($0.03 per diluted share) in the first quarter of 2012, compared with a charge of $31.0 million ($0.06 per diluted share) in the first quarter of 2011 and a charge of $51.8 million ($0.11 per diluted share) in the fourth quarter of 2011.

Nucor's consolidated net sales increased 5% to $5.07 billion compared with $4.83 billion in the first quarter of 2011 due to a 6% increase in average sales price per ton partially offset by a 1% decrease in total tons shipped to outside customers. Consolidated net sales increased 5% compared with $4.83 billion in the fourth quarter of 2011 due to a 1% increase in average sales price per ton and a 4% increase in total tons shipped to outside customers. First quarter downstream steel products shipments to outside customers increased 3% over the first quarter of 2011 and decreased 3% from the fourth quarter of 2011.

The average scrap and scrap substitute cost per ton used during the first quarter of 2012 was $445, an increase of 5% over $424 in the first quarter of 2011 and an increase of 1% compared to $441 in the fourth quarter of 2011.

The first quarter 2012 results were impacted by a non-cash gain of $12.6 million ($0.04 per diluted share) related to the recognition of state tax credits and the adjustment of tax expense to previously filed returns. These out-of-period items did not have a material impact on the current or any previously reported periods.

Overall operating rates at our steel mills remained relatively flat at approximately 79% in the first quarter of 2012 as compared to 80% in the first quarter of 2011, but increased from 71% in the fourth quarter of 2011.

Total energy costs in the first quarter of 2012 decreased approximately $2 per ton compared to both the first and fourth quarters of 2011. The decrease was due mainly to decreased unit costs for natural gas.

Construction is going well on our 2,500,000-ton DRI facility in Louisiana. The majority of the equipment will arrive in 2012, and we are on schedule for completion of construction and beginning of start-up in mid-2013.

During the first quarter of 2012, the David J. Joseph Company ("DJJ"), through its wholly owned subsidiaries, acquired three metal recycling companies that will strengthen and expand its regional recycling platforms. These acquisitions will provide an estimated additional annual capacity of 275,000 tons.

Our liquidity position remains strong with $2.96 billion in cash and cash equivalents, short-term investments, and restricted cash and investments, and an untapped $1.5 billion revolving credit facility that matures in December 2016.

In February, Nucor's board declared a cash dividend of $0.365 per share payable on May 11, 2012 to stockholders of record on March 30, 2012. This dividend is Nucor's 156th consecutive quarterly cash dividend, a record we expect to continue.

First quarter diluted earnings per share of $0.46 exceeded our quantitative guidance of between $0.30 and $0.35 per diluted share, and was an improvement on fourth quarter 2011 earnings of $0.43 per share. Our results for the first quarter of 2012 reflect a flattening in the favorable pricing and margin trends that began mid-quarter and an unexpected margin weakness in our raw materials business. The deterioration in steel mill pricing and margin trends as compared to our earlier expectations is due to a resurgence in imports and increased competition from new and restarted domestic sheet mill supply. For the second quarter of 2012, we currently expect to see only a modest improvement in earnings. Construction markets remain very challenging, with evidence of only slight improvements at this time. End markets such as automotive, heavy equipment, energy and general manufacturing have continued to experience improvements in demand, primarily benefitting special bar quality, sheet and plate products.

Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; steel grating and expanded metal; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Certain statements contained in this news release are "forward-looking statements" that involve risks and uncertainties. The words "believe," "expect," "project," "will," "should," "could" and similar expressions are intended to identify those forward-looking statements. Factors that might cause the Company's actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (2) market demand for steel products; (3) energy costs and availability; and (4) competitive pressure on sales and pricing, including competition from imports and substitute materials. These and other factors are outlined in Nucor's regulatory filings with the Securities and Exchange Commission, including those in Nucor's December 31, 2011 Annual Report on Form 10-K. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor's conference call in which management will discuss Nucor's first quarter results on April 19, 2012 at 2:00 p.m. eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

TONNAGE DATA
(in thousands)

	Three Months (13 Weeks) Ended
	March 31, 2012	April 2, 2011	Percentage Change
Steel mills production	5,259	5,219	1%
Steel mills total shipments	5,235	5,200	1%

Sales tons to outside customers:
Steel mills	4,424	4,418	-
Joist	64	67	-4%
Deck	65	72	-10%
Cold finished	138	134	3%
Fabricated concrete
reinforcing steel	250	221	13%
Other	980	1,066	-8%
	5,921	5,978	-1%

Unaudited figures are as follows:

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share data)

	Three Months (13 Weeks) Ended

	March 31, 2012	April 2, 2011

Net sales	$ 5,072,594	$ 4,833,934

Costs, expenses and other:
Cost of products sold	4,692,067	4,410,199
Marketing, administrative and other expenses	107,119	110,704
Equity in losses of unconsolidated affiliates	6,674	4,210
Interest expense, net	41,672	42,566
	4,847,532	4,567,679
Earnings before income taxes and
noncontrolling interests	225,062	266,255
Provision for income taxes	61,650	85,133
Net earnings	163,412	181,122
Earnings attributable to
noncontrolling interests	18,308	21,281
Net earnings attributable to
Nucor stockholders	$ 145,104	$ 159,841

Net earnings per share:
Basic	$0.46	$0.50
Diluted	$0.46	$0.50

Average shares outstanding:
Basic	317,689	316,595
Diluted	317,779	316,874

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	March 31, 2012	Dec. 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$ 1,179,814	$ 1,200,645
Short-term investments	1,198,289	1,362,641
Accounts receivable, net	1,791,695	1,710,773
Inventories, net	2,258,645	1,987,257
Other current assets	431,042	446,765

Total current assets	6,859,485	6,708,081

Property, plant and equipment, net	3,817,402	3,755,604

Restricted cash and investments	586,190	585,833

Goodwill	1,855,971	1,830,661

Other intangible assets, net	792,031	784,640

Other assets	903,386	905,531

Total assets	$ 14,814,465	$ 14,570,350

LIABILITIES
Current liabilities:
Short-term debt	$ 8,040	$ 1,826
Long-term debt due within one year	650,000	650,000
Accounts payable	1,188,433	958,645
Salaries, wages and related accruals	211,988	333,341
Accrued expenses and other current liabilities	490,586	452,247

Total current liabilities	2,549,047	2,396,059

Long-term debt due after one year	3,630,200	3,630,200

Deferred credits and other liabilities	839,516	837,511

Total liabilities	7,018,763	6,863,770

EQUITY
Nucor stockholders' equity:
Common stock	150,574	150,496
Additional paid-in capital	1,773,089	1,756,534
Retained earnings	7,140,228	7,111,566
Accumulated other comprehensive income (loss),
net of income taxes	24,494	(38,177)
Treasury stock	(1,502,801)	(1,505,534)
Total Nucor stockholders' equity	7,585,584	7,474,885

Noncontrolling interests	210,118	231,695

Total equity	7,795,702	7,706,580

Total liabilities and equity	$ 14,814,465	$ 14,570,350

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Three Months (13 Weeks) Ended

	March 31, 2012	April 2, 2011

Operating activities:
Net earnings	$ 163,412	$ 181,122
Adjustments:
Depreciation	131,338	127,229
Amortization	16,584	17,437
Stock-based compensation	6,835	9,508
Deferred income taxes	(21,897)	4,311
Equity in losses of unconsolidated affiliates	6,674	4,210
Changes in assets and liabilities (exclusive of acquisitions):
Accounts receivable	(74,627)	(259,773)
Inventories	(263,153)	(397,537)
Accounts payable	228,679	216,308
Federal income taxes	73,281	76,060
Salaries, wages and related accruals	(119,116)	17,421
Other	59,641	51,199

Cash provided by operating activities	207,651	47,495

Investing activities:
Capital expenditures	(167,329)	(96,036)
Investment in and advances to affiliates	(38,441)	(24,475)
Disposition of plant and equipment	7,953	3,985
Acquisitions (net of cash acquired)	(58,848)	-
Purchases of investments	(185,073)	(140,454)
Proceeds from the sale of investments	349,729	151,005
Proceeds from the sale of restricted investments	38,350	-
Changes in restricted cash	(38,707)	21,949

Cash used in investing activities	(92,366)	(84,026)

Financing activities:
Net change in short-term debt	6,158	3,594
Issuance of common stock	5,876	2,658
Excess tax benefits from stock-based compensation	5,200	(300)
Distributions to noncontrolling interests	(39,857)	(29,694)
Cash dividends	(116,325)	(115,233)
Other financing activities	357	-

Cash used in financing activities	(138,591)	(138,975)

Effect of exchange rate changes on cash	2,475	3,044

Decrease in cash and cash equivalents	(20,831)	(172,462)

Cash and cash equivalents - beginning of year	1,200,645	1,325,406

Cash and cash equivalents - end of three months	$ 1,179,814	$ 1,152,944

CONTACT: Nucor Executive Offices, +1-704-366-7000, or fax, +1-704-362-4208